FIRST AMENDMENT TO THE
BYLAWS
OF
SILVER STAR PROPERTIES REIT, INC.
a Maryland corporation

This FIRST AMENDMENT TO THE BYLAWS (“First Amendment”) of SILVER STAR PROPERTIES REIT, INC. (F/K/A HARTMAN SHORT TERM INCOME PROPERTIES XX, INC.), a Maryland corporation (the “Company”) is entered into and effective as of October 25, 2023. All defined terms not defined herein shall have the meaning ascribed to them in the Bylaws (as defined below).
RECITALS:

WHEREAS, the Third Amended and Restated Articles of Incorporation of the Company, dated December 23, 2011, as amended (“Articles”) at Section 8.5 provides the following. “Action By Stockholders Without a Meeting. To the extent allowed under Maryland Corporation Law, the Bylaws of the Company may provide that any action required or permitted to be taken by the Stockholders may be taken without a meeting by the written consent of the Stockholders entitled to cast a sufficient number of votes to approve the matter as required by statute, these Articles of Incorporation or the Bylaws of the Company, as the case may be.”
WHEREAS, Maryland Corporation Law at Section 2-505 provides as follows. “If authorized by the charter of a corporation, the holders of shares of common stock entitled to vote generally in the election of directors may take action or consent to any action by providing a consent in writing or by electronic transmission of the stockholders entitled to cast not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting at which all stockholders entitled to vote on the action were present and voted if the corporation gives notice of the action not later than 10 days after the effective date of the action to each holder of shares of the class or series of common stock and to each stockholder who, if the action had been taken at a meeting, would have been entitled to notice of the meeting.”

WHEREAS, the Company is governed by the bylaws of the Company effective as of March 30, 2009 (the “Bylaws”);

WHEREAS, pursuant to Article XIV of the Bylaws the Board of Directors may adopt, alter or repeal the Bylaws; and

WHEREAS, the Board of Directors wish to alter the Bylaws as stated herein.

AMENDMENT:

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1.The following new bylaw shall be added as Article II, Section 13:

“Section 13. CONSENT BY STOCKHOLDERS WITHOUT A MEETING. Any action required or permitted to be taken at a meeting of stockholders that: (i) has been previously approved by the Board of Directors to be submitted to the stockholders for action or (ii) to the extent involving the election of directors, includes nominees for the Board of Directors that have been nominated (a) pursuant to the Corporation's notice of meeting, (b) by or at the direction of the Board of Directors, or (c) to the extent nominees have been nominated pursuant to subsections (a) or (b) of this Article II, Section 13(ii) of the Bylaws above, by any stockholder of the Corporation in strict compliance with Article II, Section 11 of these Bylaws (the Corporation’s Advance Notice of Nominations Bylaw), to the extent permitted by Maryland law, the Corporation’s Charter and these Bylaws, may be taken without a meeting if a consent in writing, setting forth the action, is signed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to authorize or take action at a meeting at which all shares entitled to vote on the matter were present and voted, and the consent is delivered to the corporation. Any stockholder intending to solicit consents shall provide advance notice of that stockholder’s intent to solicit consents or engage in any consent solicitation, including the full and complete text of any proposed consent to the secretary of the Corporation prior to obtaining the initial signature and no signature on any stockholder solicited consent (as distinguished from a board or Corporation solicited consent) shall be valid or effective if given or provided prior to the secretary of the Corporation receiving such notice. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to the Corporation and those stockholders who have not executed the consent in writing in accordance with Section 2-505(b)(2) of the MGCL and shall otherwise strictly comply with the provisions of Section 2-505 of the MGCL”

CERTIFICATE OF SECRETARY

The undersigned, being the duly elected Secretary of the Company, hereby certifies that the First Amendment to the Bylaws to which this Certificate is attached were duly adopted by the Board of Directors of the Company as of the 25th day of October, 2023.

IN WITNESS WHEREOF, I have hereunto set my hand as of this 25th day of October, 2023.

By: /s Michael Racusin
Name: Michael Racusin
Title: Secretary